Exhibit 10.1
Employment Agreement for
David C. Evans
The Scotts Company LLC
October 1, 2007

The Scotts Company LLC
Employment Agreement for David C. Evans
     This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of the first day of October 2007 (herein referred to as the “Effective Date”), by and between The Scotts Company LLC (“Company”), an Ohio corporation and David C. Evans (“Executive”).
     WHEREAS, the Company and the Executive intend that the Executive shall continue to serve Scotts and the Company as Executive Vice President and Chief Financial Officer.
     WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business, and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company, Scotts or any of their affiliates.
     WHEREAS, the Company is desirous of assuring the employment of the Executive in the above stated capacity, and the Executive is desirous of such assurance.
     WHEREAS, the Company and Executive desire to enter into an agreement embodying the terms of such employment.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Term of Employment
     The Company hereby agrees to employ the Executive and the Executive agrees to serve the Company, Scotts and their affiliates, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years commencing as of the Effective Date; subject, however, to earlier termination as expressly provided herein.
     The initial three (3) year period of employment shall be extended for one (1) additional year at the end of the initial three (3) year term and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year term, or at the end of any successive one (1) year term thereafter, by delivering to the other party written notice of its intent not to renew at least sixty (60) days prior to the end of such initial three (3) year term or successive term.
     In the event such notice of intent not to renew is properly delivered, this Agreement automatically shall expire at the end of the initial three (3) year term or successive term then in progress.
     Notwithstanding the foregoing, if at any time during the initial three (3) year term of the Agreement or any successive term, a Change in Control occurs, then the term of this Agreement shall be the later of the remainder of the initial three (3) year term or two (2) years beyond the month in which the effective date of such Change in Control occurs.

Article 2. Definitions
2.1	“Agreement” means this Employment Agreement for David C. Evans.

2.2	“Annual Bonus Award” means the annual bonus to be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.2 herein.

2.3	“Award Period” means the performance period applicable to Long-Term Incentive Awards granted under the relevant Company long-term incentive plan.

2.4	“Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.1, excluding all other amounts received including under incentive or other bonus plans, whether or not deferred.

2.5	“Beneficiary” means the individuals or entities designated or deemed designated by the Executive pursuant to Section 11.6 herein.

2.6	“Board” or “Board of Directors” means the Board of Directors of Scotts.

2.7	“Cause” means the Executive’s:
(a)	Continued failure to substantially perform his duties with the Company, Scotts or any of their affiliates after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; or

(b)	Conviction of a felony; or

(c)	Engagement in illegal conduct, an act of dishonesty, violation of Scotts’ policies or other similar conduct, that in the Company’s sole discretion, which shall be exercised in good faith, is injurious to the Company, Scotts or any of their affiliates; or

(d)	Material breach of any provision of this Agreement; provided, however, that the Executive’s willful and material breach of Article 4 shall not constitute “Cause” unless the Executive has first been provided with written notice detailing such breach and a thirty (30) day period to cure such breach; or

(e)	Breach of Scotts’ code of business conduct or ethics as determined in good faith by the Company; or

(f)	Violation of Scotts’ insider-trading policies as determined in good faith by the Company; or

(g)	Material breach of his fiduciary duties to the Company, Scotts or any of their affiliates as determined in good faith by the Company.

For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.
2.8	“Change in Control” means the occurrence of any of the following events after the Effective Date of this Agreement:
(a)	Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Scotts, subsidiaries of Scotts, an employee benefit plan sponsored by Scotts, or Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the combined voting stock of Scotts;

(b)	The shareholders of Scotts adopt or approve a definitive agreement or series of related agreements for the merger or other business consolidation with another person, the agreement(s) become effective and, immediately after giving effect to the merger or consolidation, (i) less than fifty percent (50%) of the total voting power of the outstanding voting stock of the surviving or resulting person is then “beneficially owned” (within the meaning of Rule l3d-3 under the Exchange Act) in the aggregate by (x) the shareholders of Scotts immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the shareholders of Scotts entitled to vote with respect to such merger or consolidation, the shareholders of Scotts as of such record date and (ii) any “person” or “group” (as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of the surviving or resulting person;

(c)	Scotts, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Scotts and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than Scotts or a wholly-owned subsidiary);

(d)	For any reason, Hagedorn Partnership, L.P. or its successor or any party related to Hagedorn Partnership, L.P. (as determined by the Board of Directors) becomes the beneficial owner, as defined above, directly or indirectly, of securities of Scotts representing more than forty-nine percent (49%) of the combined voting power of Scotts’ then-outstanding voting securities; or

(e)	The adoption or authorization by the shareholders of Scotts of a plan providing for the liquidation or dissolution of Scotts.
2.9	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.10	“Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to take any actions referenced in this Agreement. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Agreement that would otherwise be the responsibility of the Committee.
2.11	“Company” means The Scotts Company LLC, an Ohio corporation, or any successor company thereto as provided in Section 8.1 herein.
2.12	“Director” means any individual who is a member of the Board of Directors of Scotts.
2.13	“Disability” or “Disabled” means for all purposes of this Agreement, a consecutive period of ninety (90) calendar days during which the Executive is unable to perform his duties.
2.14	“Effective Date” means October 1, 2007.
2.15	“Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs. For purposes of this Agreement, references to a “termination of employment” or any form thereof shall mean a “separation from service” as defined under Section 409A of the Code.
2.16	“Executive” means David C. Evans.
2.17	“Good Reason” means, without the Executive’s consent, the existence of one or more of the following conditions:
(a)	A material diminution in the Executive’s base compensation;

(b)	A material diminution in the Executive’s authority, duties, or responsibilities;

(c)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(d)	A material diminution in the budget over which the Executive retains authority;

(e)	A material change in the geographic location at which the Executive must perform services; or

(f)	Any other action or inaction that constitutes a material breach by the Company of this Agreement (including under Section 8.1).
Notwithstanding the foregoing, (i) an event described in this Section 2.17 shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason and (ii) Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of such event prior to such date.
2.18	“Long-Term Incentive Award” means the Long-Term Incentive Award to be paid to the Executive in accordance with the Company’s long-term incentive plan as described in Section 5.3 herein.
2.19	“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.
2.20	“Scotts” means The Scotts Miracle-Gro Company, an Ohio corporation.
2.21	“Specified Executive” means a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Company’s policy for determining specified employees.
2.22	“Target Annual Bonus Award” means the amount of money determined by multiplying the Executive’s bonus target percentage by the Executive’s then Base Salary. For example, if the Executive’s Base Salary is $100,000.00 and the Executive’s bonus target percentage is 25%, then the Executive’s Target Annual Bonus Award is $25,000.00.
Article 3. Position and Responsibilities
     During the term of this Agreement, the Executive agrees to serve as Executive Vice President and Chief Financial Officer. In his capacity as Executive Vice President and Chief Financial Officer, the Executive shall report directly to the Chief Executive Officer of the Company, and shall perform duties and responsibilities of an Executive Vice President and Chief Financial Officer and other duties and responsibilities as the Chief Executive Officer may assign him during the term of this Agreement.
Article 4. Standard of Care
     During the term of this Agreement, the Executive agrees to devote his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage unless such business activity is approved in writing by the Board or Committee, provided, however, that board positions with nonprofit or philanthropic organizations which do not interfere with the Executive’s performance of his duties and responsibilities shall not require Board or Committee approval. The Executive covenants, warrants, and represents that he shall:
(a)	Devote his full and best efforts to the fulfillment of his employment obligations; and

(b)	Adhere to Scotts’ code of business conduct or ethics as determined by the Board, the Committee or the Company and exercise the highest standards of conduct in the performance of his duties.
Article 5. Compensation
     As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:
     5.1 Base Salary. The Company shall pay the Executive a Base Salary in the amount of Four hundred and forty thousand dollars ($440,000.00) per year. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Committee, such Base Salary should be modified. If modified, the Base Salary as stated above shall, likewise, be modified for all purposes of this Agreement.
     5.2 Annual Bonus. The Executive shall be eligible to receive in addition to his Base Salary an annual incentive compensation award (“Annual Bonus Award”) for services rendered during such fiscal year. The amount of the Annual Bonus Award, if any, with respect to any fiscal year shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the Company’s annual incentive compensation plan as in effect for executives from time to time.
     5.3 Long-Term Incentives. The Executive shall be eligible to receive, in addition to his Base Salary and Annual Bonus Award, a Long-Term Incentive Award for services rendered during an Award Period established by the Committee. The amount of the Long-Term Incentive Award, if any, with respect to any Award Period shall be based upon performance targets and award levels determined by the Committee in its sole discretion, in accordance with the Company’s long-term incentive compensation plan as in effect for executives from time to time.
     5.4 Retirement Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all retirement benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.
     5.5 Employee Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally. Such benefits shall include, but shall not be limited to, life insurance, comprehensive health and major medical insurance, dental insurance, prescription drug insurance, vision insurance, and short-term and long-term disability. The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

     5.6 Perquisites. The Company shall provide to the Executive on an annual basis an automobile allowance of twelve thousand ($12,000.00) dollars. This allowance shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. Additionally, the Company shall provide to the Executive on an annual basis either (a) a four thousand dollar ($4,000.00) amount to be used in lieu of the provision of personal financial planning, or (b) personal financial planning up to a cost or value of such amount. The value of such services or such amount will be added to the Executive’s taxable income. Some or all of such value or amount of the benefits described in this Section 5.6 may be tax deductible by the Executive, but the Company makes no tax representation relating thereto.
Article 6. Expenses
     Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive’s participation is in the best interest of the Company, in accordance with Company policy.
Article 7. Employment Terminations
     7.1 Termination Due to Death. In the event of the Executive’s death during the term of this Agreement, this Agreement shall terminate effective immediately and the Company’s obligations under this Agreement shall immediately expire.
     Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:
(a)	Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination;

(b)	Subject to the Executive’s estate signing and not revoking a release of claims satisfactory to the Company (a “Release”) within sixty (60) days following the Effective Date of Termination, a prorated Target Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination and shall be paid no later than seventy (70) days following the Effective Date of Termination; and

(c)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.
     The Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.2 Termination Due to Disability. Subject to any applicable legal requirement, in the event that the Executive becomes Disabled during the term of this Agreement, the Company shall have the right to terminate the Executive’s active employment by giving the Executive written notice of such termination. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

     Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:
(a)	Base Salary through the Effective Date of Termination (subject to an offset for any disability payments that the Executive receives during this period) within thirty (30) days following such Effective Date of Termination;

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination, a prorated Target Annual Bonus Award based on the Executive’s target bonus opportunity established for the year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the year that has elapsed prior to the Executive’s Effective Date of Termination and shall be paid no later than seventy (70) days following the Effective Date of Termination; and

(c)	All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.
     With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Company written notice of his intent to terminate, delivered at least sixty (60) calendar days prior to the Effective Date of Termination; provided, however, that the Company may waive all or a portion of such sixty (60) day notice period.
     Upon the Effective Date of Termination, the Company shall pay the Executive (a) his accrued and unpaid Base Salary at the rate then in effect, through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination, plus (b) all other benefits to which the Executive has a vested right as of the Effective Date of Termination pursuant to the terms and conditions of the applicable plans and programs of the Company. With the exception of the covenants referenced in Article 10 (which survive termination of the Executive’s employment), the Company and the Executive thereafter shall have no further obligations under this Agreement.
     7.4 Termination by the Company without Cause or by the Executive with Good Reason unrelated to a Change in Control. At all times during the term of this Agreement, the Company may terminate the Executive’s employment for reasons other than death, Disability, or for Cause, by providing to the Executive a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination. Such Notice of Termination shall be irrevocable absent express written, mutual consent of the parties. Additionally, the Executive may terminate employment with the Company for Good Reason by providing the Company with a Notice of Termination for Good Reason. The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

     Upon the Effective Date of Termination, the Executive shall be entitled to:
(a)	An amount equal to the Executive’s accrued and unpaid Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination.

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination:
(i)	A lump sum payment equal to two (2) times the Executive’s Base Salary, at the rate in effect on the Effective Date of Termination.

(ii)	A lump sum payment equal to one (1) times the Executive’s Target Annual Bonus Award, at the targeted Annual Bonus Award in effect on the Effective Date of Termination.

(iii)	A lump sum payment equal to the product of (a) the employer portion of the monthly cost of the Executive’s medical and dental insurance benefits as of the Effective Date of Termination (assuming the same coverage level as in effect as of the Effective Date of Termination), multiplied by (b) twelve (12).
Except as otherwise required by Section 7.7, the lump sum payments described in this Section 7.4(b) shall be made by the Company no later than seventy (70) days following the Effective Date of Termination. The Company shall provide the Release to the Executive on or shortly after the Effective Date of Termination, and the Executive shall execute the Release during the time period permitted by applicable law.
(c)	All other benefits to which the Executive has a vested right as of the Effective Date of Termination, according to the provisions of the governing plan or program. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.
     With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive shall have no further obligations under this Agreement.
     7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive’s employment under this Agreement for Cause.
     In the event this Agreement is terminated by the Company for Cause, the Company shall pay the Executive his Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. With the exception of the covenants referenced in Article 10 herein (which survive the termination of the Executive’s employment), the Company and the Executive shall have no further obligations under this Agreement.

     7.6 Subsequent to a Change in Control, Termination by the Company without Cause or by the Executive with Good Reason. If within two (2) years following a Change in Control, the Company terminates the Executive’s employment for any reason other than death, Disability, or Cause or the Executive terminates employment for Good Reason, the Company shall pay and provide to the Executive:
(a)	An amount equal to the Executive’s accrued and unpaid Base Salary through the Effective Date of Termination within thirty (30) days following such Effective Date of Termination.

(b)	Subject to the Executive signing and not revoking a Release within sixty (60) days following the Effective Date of Termination:
(i)	A lump sum payment equal to two (2) times the Executive’s annual Base Salary, at the Base Salary amount in effect on the Effective Date of Termination;

(ii)	A lump sum payment equal to two (2) times the Executive’s Targeted Annual Bonus Award, at the targeted Annual Bonus Award in effect on the Effective Date of Termination;

(iii)	A lump sum payment that is equal to a prorated Targeted Annual Bonus Award based on the Executive’s target bonus opportunity established for the fiscal year in which termination of employment occurs. The prorated amount shall be determined as a function of time within the fiscal year that has elapsed prior to the Executive’s Effective Date of Termination; and

(iv)	A lump sum payment equal to the product of (a) the employer portion of the monthly cost of the Executive’s medical and dental insurance benefits as of the Effective Date of Termination (assuming the same coverage level as in effect as of the Effective Date of Termination), multiplied by (b) twenty-four (24).
Except as otherwise required by Section 7.7, the lump sum payments described in this Section 7.6(b) shall be made by the Company within seventy (70) days following the Effective Date of Termination. The Company shall provide the Release to the Executive on or shortly after the Effective Date of Termination, and the Executive shall execute the Release during the time period permitted by applicable law.
(c)	All other benefits to which the Executive has a vested right as of the Effective Date of Termination, according to the provisions of the governing plan or program. Such rights and benefits shall be paid or provided, as applicable, in accordance with the terms of the applicable plan or program.
     With the exception of the covenants referenced in Article 10 (which survive the termination of the Executive’s employment), after the payments and execution of the Release, the Company and the Executive shall have no further obligations under this Agreement.

     7.7 Required Postponement for Specified Executives.
(a)	If the Executive is considered a Specified Executive and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after a separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated postponed amounts, with accrued interest as described in subsection (b) below, shall be paid in a lump sum payment within five (5) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of such amounts, the amounts postponed on account of Section 409A of the Code, with accrued interest as described in subsection (b) below, shall be paid to the Executive’s Beneficiary within sixty (60) days after the date of the Executive’s death.

(b)	If payment of any amounts under this Agreement is required to be delayed pursuant to Section 409A of the Code, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at an annual rate equal to the prime rate as announced on the Executive’s Effective Date of Termination by JPMorgan Chase Bank on such date.
Article 8. Assignment
     8.1 Assignment by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any successor company. For the purposes of this Section 8.1, a “successor” shall include a purchaser of all of the equity of the Company or all or substantially all of the assets or business of the Company. Any such successor company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.
     Failure of the Company to obtain the agreement of any successor company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and an event constituting Good Reason (as described in Section 2.17). Except as herein provided, this Agreement may not otherwise be assigned by the Company.
     8.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies during the term of this Agreement, the Company’s obligations to make payments or provide benefits are described entirely in Sections 7.1 and 7.7 and all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.
Article 9. Notice
     Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.
Article 10. Confidentiality, Noncompetition, and Nonsolicitation
     This Agreement shall not supersede or nullify in any way the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement executed by the Executive on or about May 20, 2006, and, if applicable, on subsequent dates. The Employee Confidentiality, Noncompetition, Nonsolicitation Agreement shall remain in full force and effect and any requirements of such agreement shall be incorporated by reference into this Agreement. The provisions of this Article 10 shall survive the termination of this Agreement and the termination of the Executive’s employment.

Article 11. Miscellaneous
     11.1 Entire Agreement. Unless otherwise specified herein, this Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Nothing in this Section 11.1 shall be construed, however, to supersede any prior award agreements between the parties under Scotts’ equity-based incentive compensation plans.
     11.2 Amendment or Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. Notwithstanding the foregoing, the Company may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Agreement to any present or future law relating to agreements of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.
     11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     11.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     11.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     11.6 Beneficiaries. For the purposes of any payments or benefits due under Sections 7.1 and 7.7 of this Agreement, the Executive may designate one or more individuals or entities as the primary and/or contingent Beneficiaries of any amounts to be received. Such designation must be in the form of a signed writing acceptable to the Company. The Executive may make or change such designation at any time. An acceptable form is attached hereto as Exhibit A. If no Beneficiary is validly designated, then the benefits payable under this Agreement shall be paid to the Executive’s surviving spouse or, if there is no surviving spouse, the Executive’s estate.
     11.7 Payment Obligation Absolute. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the covenants set forth in Article 10 and the terms of any bonus, long-term incentive or other such plan or program, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The restrictive covenants referenced in Article 10 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this Section 11.7, the existence of any claim or cause of action by the Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.
     11.8 Contractual Rights to Benefits. Subject to approval by the Company, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     11.9 Specific Performance. The Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if the Executive shall fail to perform any of his obligations hereunder. The Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by the Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.
     11.10 Voiding of Agreement Provision. If any provision under this Agreement causes an amount to be considered deferred under Section 409A of the Code and as such become subject to income tax, excise tax, or penalties under the Code prior to the time such amount is paid to the Executive, such amount shall be deemed null and void with respect to such amount deferred and the Company may amend or modify this Agreement in order to accomplish the objectives of the Agreement without causing early taxation of such amounts and without the Company incurring additional cost or liability.
Article 12. Governing Law
     To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.
Article 13. Indemnification
     The Company hereby covenants and agrees to indemnify and hold harmless the Executive against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s performance of his duties and obligations under the terms of this Agreement; provided however, the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and with respect to a criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful.

Executive
/s/ David C. Evans
Dave Evans

Date:	12/3/07

The Scotts Company LLC
/s/ James Hagedorn
James Hagedorn, Chief Executive Officer

Date:	19 Nov 07

EXHIBIT A
THE SCOTTS COMPANY LLC
BENEFICIARY DESIGNATION FORM
RELATING TO CONTINGENT PAYMENTS UNDER THE EMPLOYMENT AGREEMENT
ENTERED INTO BETWEEN BY AND BETWEEN DAVID C. EVANS
AND THE SCOTTS COMPANY LLC
1.00 INSTRUCTIONS FOR COMPLETING THIS BENEFICIARY DESIGNATION FORM
You may use this Beneficiary Designation Form to (1) name the person you want to receive any amount due under the Employment Agreement effective October 1, 2007 by and between David C. Evans and The Scotts Company LLC (“Agreement”) after your death or (2) change the person who will receive these benefits.
There are several things you should know before you complete this Beneficiary Designation Form.
FIRST, if you do not elect a beneficiary, any amount due to you under the Agreement when you die will be paid to your surviving spouse or, if you have no surviving spouse, to your estate.
SECOND, your election will not be effective (and will not be implemented) unless you complete all applicable portions of this Beneficiary Designation Form and return it with a signed copy of the Agreement to the legal department.
THIRD, all elections will remain in effect until they are changed (or until all death benefits are paid).
FOURTH, this beneficiary designation supersedes and revokes all other beneficiary designations with respect to payments under the Agreement.
2.00 DESIGNATION OF BENEFICIARY
2.01 PRIMARY BENEFICIARY:
I designate the following person as my Primary Beneficiary to receive any amount due after my death under the Agreement:

(Name)	(Relationship)

Address:

2.02 CONTINGENT BENEFICIARY:
If my Primary Beneficiary dies before I die, I direct that any amount due after my death under the terms of the Agreement be distributed to:

(Name)	(Relationship)

Address:

Elections made on this Beneficiary Designation Form will be effective only after this Form is received by the legal department and only if it is fully and properly completed and signed.
David C. Evans

Address:

Sign and attach this Beneficiary Designation Form to the Agreement.

Date	Signature
To be Completed by the Company:

Received on:

By:

2